As filed with the Securities and Exchange Commission on July 5, 2006

Registration No. 333-134984

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FEI COMPANY

(Exact name of registrant as specified in its charter)

Oregon	93-0621989
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793
(503) 726-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raymond A. Link
Chief Executive Officer and Chief Financial Officer
FEI Company
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793
(503) 726-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Fore
N. Anthony Jeffries
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities tobe Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
2.875% Convertible Subordinated Notes due June 1, 2013	$115,000,000	103.25%	$118,737,500		$12,705	(2)
Common Stock, no par value	3,918,395	(3)		(3)		(4)

(1)             Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and ask prices for the registrant’s notes on June 9, 2006 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2)             Previously paid.

(3)       Includes 3,918,395 shares of common stock issuable upon conversion of the notes at an initial conversion price of 34.0730 shares per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $29.35 per share. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby also includes such indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)       Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 5, 2006

$115,000,000

2.875% Convertible Subordinated Notes due June 1, 2013
and the Shares of Common Stock Issuable Upon Conversion of the Notes

We issued the notes in a private placement in May 2006. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from the resale of the notes or the sale of the shares of common stock issuable upon conversion of the notes.

The notes mature on June 1, 2013.

You may convert the notes into shares of our common stock at any time prior to the close of business on the business day immediately preceding the stated maturity date, into shares of our common stock at a conversion rate of 34.0730 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $29.35. The conversion rate is subject to adjustment. In particular, holders who convert their notes in connection with certain fundamental changes may be entitled to a make-whole premium in the form of additional shares of our common stock per $1,000 principal amount of notes.

At this conversion price, if all notes were converted into shares of our common stock, we would issue 3,918,395 shares of common stock.

The notes are subordinated to our existing and future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries. The notes rank pari passu in right of payment with our zero coupon convertible subordinated notes and our 5.5% convertible subordinated notes. Our common stock is quoted on The Nasdaq Global Market under the symbol FEIC. The closing stock price of our common stock on June 9, 2006 was $22.73 per share. The notes are not listed on any securities exchange or included in any automated quotation system.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006.

TABLE OF CONTENTS

SUMMARY	1
THE OFFERING	3
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	20
USE OF PROCEEDS	21
RATIO OF EARNINGS TO FIXED CHARGES	21
DESCRIPTION OF THE NOTES	22
DESCRIPTION OF CAPITAL STOCK	39
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	43
SELLING SECURITYHOLDERS	49
PLAN OF DISTRIBUTION	51
LEGAL MATTERS	53
EXPERTS	53
WHERE YOU CAN FIND MORE INFORMATION	53
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	53

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date on the front of this prospectus.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes to those financial statements, which are incorporated by reference, and the other financial information appearing elsewhere or incorporated by reference in this prospectus.

FEI Company

We are a leading supplier of products and systems that enable research, development and manufacture of nanoscale features by helping our customers to image, characterize, analyze and modify three-dimensional structures. Beginning in 2006, we are reporting our revenue based on the market-focused organization that we put into place in 2005. Our semiconductor and data storage markets are being reported together as NanoElectronics and our Industry and Institute market is being broken into NanoResearch and Industry and NanoBiology markets. We serve customers in these markets in 50 countries.

In each of these markets, decreasing feature sizes and the need for sub-surface, structural information drive demand for our products and services. Our solutions are based on a combination of patented and proprietary technologies that excel in providing capabilities to view, measure, analyze and modify physical structures at scales below one billionth of a meter, or a nanometer. Our products support a new era of innovation known as nanotechnology, and help our customers to develop products faster, control manufacturing processes better, and understand the structure of a variety of complex substances.

We refer to our comprehensive suite of solutions as “Tools for NanoTech.” These solutions include focused ion beam (FIB) equipment, scanning electron microscopes (SEMs), transmission electron microscopes (TEMs), and DualBeam systems, which combine a FIB and SEM on a single platform. In 2005, we introduced the world’s most powerful commercially-available electron microscope, called the Titan, enhancing our position as a leader in tools for nanotechnology research and development. To date, we have a total worldwide installed base of approximately 6,700 systems. The development of these solutions has been driven by our strong technology base that includes an extensive patent portfolio and the technical expertise and knowledge base of approximately 334 research and development personnel worldwide.

The NanoResearch and Industry market includes universities, public and private research laboratories and a wide range of industrial customers, including automotive, aerospace, metals, mining and petrochemicals. Growth in these markets is driven by corporate and government funding for research and development in materials science. Our solutions provide researchers and manufacturers with atomic level resolution images and permit development, analysis and production of advanced products. Our products are also used in root cause failure analysis and quality control applications.

The NanoElectronics market consists of customers in the semiconductor, data storage and related industries such as printers and MEMS (microelectromechanical systems) devices. For the semiconductor market, our growth is driven by shrinking line widths and process nodes to 65 nanometers and below, the use of multiple layers of new materials such as copper and low-k dielectrics, the increase in wafer size to 300 millimeters in diameter and increasing device complexity. Our products are used throughout the development and manufacturing cycles for semiconductors to speed new product development and increase yields by enabling three-dimensional wafer metrology, defect analysis, root cause failure analysis and circuit edit for modifying device structures. In the data storage industry, our growth is driven by rapidly increasing storage densities that require smaller recording heads, thinner geometries, materials that increase the complexity of device structures and the transition from longitudinal to perpendicular recording heads. Our products offer three-dimensional metrology for thin film head processing and root cause failure analysis.

The NanoBiology market includes universities and research institute customers engaged in biotech and life sciences applications, as well as pharmaceutical, biotech and medical device companies and hospitals. Our products’ ultra-high resolution imaging allows cell biologists and drug researchers to create detailed three dimensional reconstructions of complex biological structures, enabling them to map proteins within cells. Our products are also used in a range of pathology and quality control applications.

We were formed in Oregon in 1971. The mailing address of our principal executive offices is 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 and our telephone number is (503) 726-7500. We maintain a web site on the Internet at www.feicompany.com. Our web site is not part of this prospectus.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see the section titled “Description of the Notes” in this prospectus.

Notes Offered	$115 million aggregate principal amount of 2.875% convertible subordinated notes due 2013.
Maturity Date	June 1, 2013.
Interest and Payment Dates	2.875% per year, payable semiannually in arrears in cash on June 1 and December 1 of each year, beginning December 1, 2006.
Conversion Rights

The notes are convertible, at the option of the holder, at any time prior to the close of business on the business day immediately preceding the stated maturity date, into shares of our common stock at a conversion rate of 34.0730 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $29.35. The conversion rate is subject to adjustment. In particular, holders who convert their notes in connection with certain fundamental changes may be entitled to a make-whole premium in the form of additional shares of our common stock per $1,000 principal amount of notes. See the sections titled “Description of the Notes—Conversion Rights” and “Description of the Notes—Make Whole Premium Upon a Fundamental Change.”

Fundamental Change

If a fundamental change occurs, holders will have the right to require us to repurchase for cash all or any portion of their notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date.

If a fundamental change occurs as described below under the sections titled “Description of the Notes—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder” and “Description of the Notes—Make Whole Premium Upon a Fundamental Change” we will pay, to the extent described in this prospectus, a make whole premium on notes converted in connection with the fundamental change by issuing additional shares of our common stock upon conversion of the notes.

The amount of the make whole premium, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various common stock prices and fundamental change effective dates are set forth under the section titled “Description of the Notes—Make Whole Premium Upon a Fundamental Change.”

Ranking	The notes:
• will be subordinated in right of payment to our existing and future senior indebtedness;
• will be effectively junior in right of payment to any existing and future debt and other liabilities of our subsidiaries, including trade payables; and

•  will rank pari passu in right of payment with our zero coupon convertible subordinated notes and our 5.5% convertible subordinated notes (until such time as they are repurchased, redeemed or converted).

As of April 2, 2006, we had no indebtedness that would have constituted senior indebtedness (other than obligations with respect to foreign currency hedging activities entered into in the ordinary course of business) and our subsidiaries had approximately $99.9 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles).

The terms of the indenture under which the notes are issued do not limit our ability to incur additional debt, including senior indebtedness.
Use of Proceeds	We will not receive any proceeds from the resale of the notes or the sale of the shares of common stock issuable upon conversion of the notes.
Form and Denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.
Trading

The notes will not be listed on any securities exchange or included in any automated quotation system. However, the notes are expected to be eligible for The Portal Market at the time of issuance thereof. The notes will be new securities for which there is currently no public market.

Nasdaq Symbol for Common Stock	Our common stock is traded on the Nasdaq Global Market under the symbol “FEIC.”

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION IN THE SECTION TITLED “RISK FACTORS” ON PAGE 5 AND ALL OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.

RISK FACTORS

You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in the notes or our common stock. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our common stock and the notes offered by this prospectus could decline. Some disclosures in this prospectus are “forward-looking statements.” See the section below titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to our Business

Our business is complex, and changes to the business may not achieve their desired benefits.

Our business is based on a myriad of technologies, encompassed in multiple different product lines, addressing various markets in different regions of the world. A business of our breadth and complexity requires significant management time, attention and resources. In addition, significant changes to our business, such as changes in manufacturing, operations, product lines, market focus or organizational structure or focus, can be distracting, time-consuming and expensive. These changes can have short-term adverse effects on our financial results, and may not provide their intended long-term benefits. Failure to achieve these benefits would have a material adverse impact on our financial position, results of operations or cash flow.

We operate in highly competitive industries and we cannot be certain that we will be able to compete successfully in such industries.

The industries in which we operate are intensely competitive. Established companies, both domestic and foreign, compete with each of our product lines. Many of our competitors have greater financial, engineering, manufacturing and marketing resources than we do, and may price their products very aggressively. Our significant competitors include: JEOL Ltd., Hitachi Ltd., Seiko Instruments Inc., Carl Zeiss SMT A.G., Applied Materials, Orsay Physics S.A. and Credence Systems Corporation. In addition, some of our competitors may cooperate with each other, as in the case of the recently announced distribution arrangement between Seiko Instruments, Inc. and Carl Zeiss SMT A.G. in Japan.

A substantial investment is required by customers to install and integrate capital equipment into their laboratories and process applications. As a result, once a manufacturer has selected a particular vendor’s capital equipment, the manufacturer generally relies on that equipment for a specific production line or process control application and frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, if a particular customer selects a competitor’s capital equipment, we expect to experience difficulty selling to that customer for a significant period of time.

Our ability to compete successfully depends on a number of factors both within and outside of our control, including:

•       price;

•       product quality;

•       breadth of product line;

•       system performance;

•       ease of use;

•       cost of ownership;

•       global technical service and support;

•       success in developing or otherwise introducing new products; and

•       foreign currency movements.

We cannot be certain that we will be able to compete successfully on these or other factors, which could negatively impact our revenues, gross margins and net income in the future.

The loss of one or more of our key customers would result in the loss of significant net revenues.

Although no single customer makes up more than 10% of our net revenues, a relatively small number of customers account for a large percentage of our net revenues. Our business will be seriously harmed if we do not generate as much revenue as we expect from these key customers, if we experience a loss of any of our key customers or if we suffer a substantial reduction in orders from these customers. Our ability to continue to generate revenues from our key customers will depend on our ability to introduce new products that are desirable to these customers.

Because we do not have long-term contracts with our customers, our customers may stop purchasing our products at any time, which makes it difficult to forecast our results of operations and to plan expenditures accordingly.

We do not have long-term contracts with our customers. Accordingly:

•       customers can stop purchasing our products at any time without penalty;

•       customers are free to purchase products from our competitors;

•       we are exposed to competitive pricing pressure on each order; and

•       customers are not required to make minimum purchases.

If we do not succeed in obtaining new sales orders from existing customers, our results of operations will be negatively impacted.

Because many of our shipments occur in the last month of a quarter, we are at risk of one or more transactions not being delivered according to forecast.

We have historically shipped approximately 75% of our products in the last month of each quarter. As any one shipment may be significant to meet our quarterly sales projection, any slippage of shipments into a subsequent quarter may result in our not meeting our quarterly sales projection, which may adversely impact our results of operations for the quarter.

We rely on a limited number of parts, components and equipment manufacturers. Failure of any of these suppliers to provide us with quality products in a timely manner could negatively affect our revenues and results of operations.

Failure of critical suppliers of parts, components and manufacturing equipment to deliver sufficient quantities to us in a timely and cost-effective manner could negatively affect our business. We currently use numerous vendors to supply parts, components and subassemblies for the manufacture and support of our products. Some key parts, however, may only be obtained from a single supplier or a limited group of suppliers. In particular, we rely on Philips Enabling Technologies Group, B.V., or Philips ETG, and Frencken Mechatronics B.V. for our supply of mechanical parts and subassemblies; Gatan, Inc. for critical accessory products; and Neways Electronics, N.V. and Benchmark Electronics for some of our electronic subassemblies. In addition, some of our suppliers rely on sole suppliers. As a result of this concentration of key suppliers, our results of operations may be materially and adversely affected if we do not timely and cost-effectively receive a sufficient quantity of quality parts to meet our production requirements or if we are required to find alternative suppliers for these supplies. We may not be able to expand our supplier group or to reduce our dependence on single suppliers. From time to time, we have experienced supply constraints with respect to the mechanical parts and subassemblies produced by Philips ETG. If Philips ETG is not able to meet our supply requirements, these constraints may affect our ability to deliver products to customers in a timely manner, which could have an adverse effect on our results of operations. In addition, because we only have a few equipment suppliers, we may be more exposed to future cost increases for this equipment.

The industries in which we sell our products are cyclical, which may cause our results of operations to fluctuate.

Our business depends in large part on the capital expenditures of customers within our NanoElectronics, NanoResearch and Industry and NanoBiology segments, which, along with Service and Components sales, accounted for the following percentages of our net sales for the periods indicated:

	Thirteen Weeks Ended
	April 2, 2006	April 3, 2005
NanoElectronics	36%	45%
NanoResearch and Industry	31%	25%
NanoBiology	9%	8%
Service and Components	24%	22%

The largest sub-parts of the NanoElectronics market are the data storage and semiconductor industries. These industries are cyclical and have experienced significant economic downturns at various times in the last decade. Such downturns have been characterized by diminished product demand, accelerated erosion of average selling prices and production overcapacity. A downturn in one or more of these industries, or the businesses of one or more of our customers, could have a material adverse effect on our business, prospects, financial condition and results of operations. For example, in 2005, the semiconductor equipment market experienced weakness. Global economic conditions continue to be volatile and slower growth or reduced demand for our customers’ products in the future would cause our business to decline. During downturns, our sales or margins may decline.

The NanoResearch and Industry market also is affected by overall economic conditions, but is not as cyclical as the NanoElectronics market. However, NanoResearch and Industry customer spending is highly dependent on governmental and private funding levels and timing, which can vary depending on budgetary and/or economic constraints.

The NanoBiology market is a smaller and emerging market, and the tools we sell into that market often have average selling prices of over $1 million. As a result, movement of a small number of sales from one quarter to the next could cause significant variability in quarter-to-quarter growth rates, even as we believe that this market has the potential for long-term growth.

As a capital equipment provider, our revenues depend in large part on the spending patterns of our customers, who often delay expenditures or cancel orders in reaction to variations in their businesses or general economic conditions. Because a high proportion of our costs are fixed, we have a limited ability to reduce expenses quickly in response to revenue shortfalls. In an industry of prolonged economic downturn, we may not be able to reduce our significant fixed costs, such as manufacturing overhead, capital equipment or research and development costs, which may cause our gross margins to erode and our net loss to increase or earnings to decline.

If our customers cancel or reschedule orders or if an anticipated order for even one of our systems is not received in time to permit shipping during a certain fiscal period, our operating results for that fiscal period may fluctuate and our business and financial results for such period could be materially and adversely affected.

Our customers are able to cancel or reschedule orders, generally with limited or no penalties, depending on the product’s stage of completion. The amount of purchase orders at any particular date, therefore, is not necessarily indicative of sales to be made in any given period. Our build cycle, or the time it takes us to build a product to customer specifications, typically ranges from one to six months. During this period, the customer may cancel the order, although generally we will receive a cancellation fee based on the agreed-upon shipment schedule. In addition, we derive a substantial portion of our net sales in any fiscal period from the sale of a relatively small number of high-priced systems, with a large portion in the last month of the quarter. As a result, the timing of revenue recognition for a single transaction could have a material effect on our revenue and results of operations for a particular fiscal period.

Due to these and other factors, our net revenues and results of operations have fluctuated in the past and are likely to fluctuate significantly in the future on a quarterly and annual basis. It is possible that in some future quarter or quarters our results of operations will be below the expectations of public market analysts or investors. In such event, the market price of our common stock may decline significantly.

Many of our projects are funded under federal, state and local government contracts and if we are found to have violated the terms of the government contracts or applicable statutes and regulations, we are subject to the risk of suspension or debarment from government contracting activities, which could have a material adverse effect on our business and results of operations.

Many of our projects are funded under federal, state and local government contracts. Government contracts are subject to specific procurement regulations, contract provisions, and requirements relating to the formation, administration, performance, and accounting of these contracts. Many of these contracts include express or implied certifications of compliance with applicable laws and contract provisions. As a result of our government contracting, claims for civil or criminal fraud may be brought by the government for violations of these regulations, requirements or statutes. Further, if we fail to comply with any of these regulations, requirements or statutes, our existing government contracts could be terminated, we could be suspended or debarred from government contracting or subcontracting, including federally funded projects at the state level. If one or more of our government contracts are terminated for any reason, or if we are suspended from government work, we could suffer the loss of the contracts, which could have a material adverse effect on our business and results of operations.

Changes and fluctuations in government’s spending priorities could adversely affect our revenue expectations.

Because a substantial part of our overall business is generated either directly or indirectly as a result of federal and local government regulatory and infrastructure priorities, shifts in these priorities due to changes in policy imperatives or economic conditions, which are often unpredictable, may affect our revenues.

Political instability in key regions around the world coupled with the United States government’s commitment to the war on terror put at risk federal discretionary spending, including spending on nanotechnology research programs and projects that are of particular importance to our business. At the state and local levels, the need to compensate for reductions in the federal matching funds, as well as financing of federal unfunded mandates, creates strong pressures to cut back on research expenditures as well. There can be no assurances that potential reduction of federal funding would not adversely affect our business.

We have long sales cycles for our systems, which may cause our results of operations to fluctuate and could negatively impact our stock price.

Our sales cycle can be 12 months or longer and is unpredictable. Variations in the length of our sales cycle could cause our net sales and, therefore, our business, financial condition, results of operations, operating margins and cash flows, to fluctuate widely from period to period. These variations could be based on factors partially or completely outside of our control.

The factors that could affect the length of time it takes us to complete a sale depend on many elements, including:

•       the efforts of our sales force and our independent sales representatives;

•       changes in the composition of our sales force, including the departure of senior sales personnel;

•       the history of previous sales to a customer;

•       the complexity of the customer’s manufacturing processes;

•       the economic environment;

•       the internal technical capabilities and sophistication of the customer; and

•       the capital expenditure budget cycle of the customer.

Our sales cycle also extends in situations where the sale involves developing new applications for a system or technology. As a result of these and a number of other factors that could influence sales cycles with particular customers, the period between initial contact with a potential customer and the time when we recognize revenue from that customer, if ever, may vary widely.

The loss of key management or our inability to attract and retain managerial, engineering and other technical personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

Attracting qualified personnel is difficult and our recruiting efforts may not be successful. Specifically, our product generation efforts depend on hiring and retaining qualified engineers. The market for qualified engineers is very competitive. In addition, experienced management and technical, marketing and support personnel in the information technology industry are in high demand, and competition for such talent is intense. Currently, our chief financial officer is also functioning as our chief executive officer due to the departure of our former chief executive officer. We are presently conducting a search with the intention of retaining a new chief executive officer either from within our current management team or from outside of our company. The loss of key personnel, or our inability to attract key personnel, could have a material adverse effect on our business, prospects, financial condition or results of operations.

Philips Business Electronics International B.V. has significant influence on all company shareholder votes and may have different interests than our other shareholders.

As of June 9, 2006, Philips Business Electronics International B.V., or PBE, a subsidiary of Koninklijke Philips Electronics N.V., owned approximately 25% of our outstanding common stock. In addition, Jan C. Lobbezoo, Executive Vice President, Philips International B.V., an affiliate of Philips, serves on our Board of Directors. As a result, PBE has significant influence on matters submitted to our shareholders for approval, including proposals regarding:

•       any merger, consolidation or sale of all or substantially all of our assets; and

•       the election of members to our board of directors.

In addition to its significant influence, PBE’s interests may be significantly different from the interests of other owners of our common stock, holders of our options to purchase common stock and holders of our debt securities.

Our customers experience rapid technological changes, with which we must keep pace, but we may be unable to introduce new products on a timely and cost-effective basis to meet such changes.

The NanoElectronics and NanoResearch and Industry markets experience rapid technological change and new product introductions and enhancements. Our ability to remain competitive depends in large part on our ability to develop, in a timely and cost-effective manner, new and enhanced systems at competitive prices and to accurately predict technology transitions. In addition, new product introductions or enhancements by competitors could cause a decline in our sales or a loss of market acceptance of our existing products. Increased competitive pressure also could lead to intensified price competition, resulting in lower margins, which could materially adversely affect our business, prospects, financial condition and results of operations.

Our success in developing, introducing and selling new and enhanced systems depends on a variety of factors, including:

•       selection and development of product offerings;

•       timely and efficient completion of product design and development;

•       timely and efficient implementation of manufacturing processes;

•       effective sales, service and marketing functions; and

•       product performance.

Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both the future demand for products under development and the equipment required to produce such products. We cannot be certain that we will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

The process of developing new high technology capital equipment products and services is complex and uncertain, and failure to accurately anticipate customers’ changing needs and emerging technological trends, to complete engineering and development projects in a timely manner and to develop or obtain appropriate intellectual property could significantly harm our results of operations. We must make long-term investments and commit significant resources before knowing whether our predictions will result in products that the market will accept. For example, we have invested significant resources in the development of three-dimensional metrology products for semiconductor wafer manufacturing and sales have been modest. If three-dimensional metrology is not widely accepted, or if we fail to develop products that are accepted by the marketplace, our long-term growth could be harmed. In addition, we have invested substantial resources in our new Titan S/TEM electron microscope, and further engineering and development will be required to take full advantage of this new S/TEM platform. If the completion of further development is delayed, potential revenue growth could be deferred.

To the extent that a market does not develop for a new product, we may decide to discontinue or modify the product. These actions could involve significant costs and/or require us to take charges in future periods. If these products are accepted by the marketplace, sales of our new products may cannibalize sales of our existing products. Further, after a product is developed, we must be able to manufacture sufficient volume quickly and at low cost. To accomplish this objective, we must accurately forecast production volumes, mix of products and configurations that meet customer requirements. If we are not successful in making accurate forecasts, our business and results of operations could be significantly harmed.

Any failure by us to execute planned cost reductions successfully could result in total costs and expenses that are greater than expected.

We have undertaken restructuring plans to bring operational expenses to appropriate levels for our business. In 2005, we took significant restructuring charges in connection with the closing of our Peabody, Massachusetts plant and otherwise. We may have further workforce reductions or rebalancing actions in the future. Significant risks associated with these actions and other workforce management issues that may impair our ability to achieve anticipated cost reductions or that may otherwise harm our business include delays in implementation of anticipated workforce reductions in highly regulated locations outside of the United States, particularly in Europe and Asia, redundancies among restructuring programs, decreases in employee morale and the failure to meet operational targets due to the loss of employees, particularly sales employees and engineers.

Because we have significant operations outside of the United States, we are subject to political, economic and other international conditions that could result in increased operating expenses and regulation of our products and increased difficulty in maintaining operating and financial controls.

Since a significant portion of our operations occur outside of the United States, our revenues and expenses are impacted by foreign economic and regulatory conditions. In the thirteen weeks ended April 2, 2006 and the year ended December 31, 2005, approximately 65% and 69%, respectively, of our revenues came from outside of the United States. We have manufacturing facilities in Brno, Czech Republic and Eindhoven, the Netherlands and sales offices in many other countries. In addition, approximately 27% and 31%, respectively, of our sales in the thirteen weeks ended April 2, 2006 and the year ended December 31, 2005 were derived from sales in Asia. In recent years, Asian economies have been highly volatile and recessionary, resulting in significant fluctuations in local currencies and other instabilities. Instabilities in Asian economies may continue and recur in the future or instability could occur in other foreign economies, any of which could have a material adverse effect on our business, prospects, financial condition, margins and results of operations.

Moreover, we operate in approximately 50 countries; 29 with a direct presence and an additional 21 via sales agents. Some of our global operations are geographically isolated, are distant from corporate headquarters and /or have little infrastructure support. Therefore maintaining and enforcing operating and financial controls can be difficult. Failure to maintain or enforce controls could have a material adverse effect on our control over service inventories, quality of service, customer relationships and financial reporting.

Our exposure to the business risks presented by Asian economies and other foreign economies will increase to the extent we continue to expand our global operations. International operations will continue to subject us to a number of risks, including:

•       longer sales cycles;

•       multiple, conflicting and changing governmental laws and regulations;

•       protectionist laws and business practices that favor local companies;

•       price and currency exchange rates and controls;

•       difficulties in collecting accounts receivable;

•       travel and transportation difficulties resulting from actual or perceived health risks (e.g. SARS and Avian Influenza); and

•       political and economic instability.

If third parties assert that we violate their intellectual property rights, our business and results of operations may be materially adversely affected.

Several of our competitors hold patents covering a variety of technologies that may be included in some of our products. In addition, some of our customers may use our products for applications that are similar to those covered by these patents. From time to time, we and our respective customers have received correspondence from our competitors claiming that some of our products, as used by our customers, may be infringing one or more of these patents. To date, none of these allegations has resulted in litigation. Our competitors or other entities may, however, assert infringement claims against us or our customers in the future with respect to current or future products or uses, and these assertions may result in costly litigation or require us to obtain a license to use intellectual property rights of others. Additionally, if claims of infringement are asserted against our customers, those customers may seek indemnification from us for damages or expenses they incur.

As a result of PBE’s reduction of ownership of our common stock in 2001, we no longer receive the benefit of many of the Philips patent cross-licenses that we previously received.

If we become subject to infringement claims, we will evaluate our position and consider the available alternatives, which may include seeking licenses to use the technology in question or defending our position. These licenses, however, may not be available on satisfactory terms or at all. If we are not able to negotiate the necessary licenses on commercially reasonable terms or successfully defend our position, these potential infringement claims could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may not be able to enforce our intellectual property rights, especially in foreign countries, which could materially adversely affect our business.

Our success depends in large part on the protection of our proprietary rights. We incur significant costs to obtain and maintain patents and defend our intellectual property. We also rely on the laws of the United States and other countries where we develop, manufacture or sell products to protect our proprietary rights. We may not be successful in protecting these proprietary rights, these rights may not provide the competitive advantages that we expect, or other parties may challenge, invalidate or circumvent these rights.

Further, our efforts to protect our intellectual property may be less effective in some countries where intellectual property rights are not as well protected as they are in the United States. Many United States companies have encountered substantial problems in protecting their proprietary rights against infringement in foreign countries. We derived approximately 65% and 69% of our sales from foreign countries in the thirteen weeks ended April 2, 2006 and the year ended December 31, 2005, respectively. If we fail to adequately protect our intellectual property rights in these countries, our business may be materially adversely affected.

Infringement of our proprietary rights could result in weakened capacity to compete for sales and increased litigation costs, both of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We are substantially leveraged, which could adversely affect our ability to adjust our business to respond to competitive pressures and to obtain sufficient funds to satisfy our future manufacturing capacity and research and development needs.

We have significant indebtedness. As of June 9, 2006, including the notes from this offering, we had total convertible long-term debt of approximately $195.8 million due in 2008 and $115.0 million due in

2013. The degree to which we are leveraged could have important consequences, including, but not limited to, the following:

•       our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;

•       the dilutive effects on our shareholders as a result of the up to 5,528,527 shares of common stock that would be issued in the event we elect to settle all or a portion of the Zero Coupon Convertible Notes in shares upon the bondholders’ election to convert the notes once certain stock price metrics are met;

•       the dilutive effects on our shareholders as a result of the up to 924,732 shares of our common stock that would be issued in the event all or a portion of the 5.5% Subordinated Convertible Note holders elect to convert their notes;

•       the dilutive effects on our shareholders as a result of the up to 3,918,395 shares of our common stock that would be issued in the event all or a portion of the 2.875% Subordinated Convertible Note holders elect to convert their notes;

•       a substantial portion of our cash flow from operations will be dedicated to the payment of the principal of, and interest on, our indebtedness; and

•       we may be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

Our ability to pay interest and principal on our debt securities, to satisfy our other debt obligations and to make planned expenditures will be dependent on our future operating performance, which could be affected by changes in economic conditions and other factors, some of which are beyond our control. A failure to comply with the covenants and other provisions of our debt instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. We believe that cash flow from operations will be sufficient to cover our debt service and other requirements. If we are at any time unable to generate sufficient cash flow from operations to service our indebtedness, however, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing. There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

We may have exposure to income tax rate fluctuations as well as to additional tax liabilities, which would impact our financial position.

As a corporation with operations both in the United States and abroad, we are subject to income taxes in both the United States and various foreign jurisdictions. Our effective tax rate is subject to fluctuation as the income tax rates for each year are a function of the following factors, among others:

•       the effects of a mix of profits or losses earned by us and our subsidiaries in numerous foreign tax jurisdictions with a broad range of income tax rates;

•       our ability to utilize recorded deferred tax assets;

•       changes in contingencies related to taxes, interest or penalties resulting from tax audits; and

•       changes in tax laws or the interpretation of such laws.

Changes in the mix of these items and other items may cause our effective tax rate to fluctuate between periods, which could have a material adverse effect on our financial position.

We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the United States and various foreign jurisdictions.

We are regularly under audit by tax authorities with respect to both income and non-income taxes and may have exposure to additional tax liabilities as a result of these audits.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. Although we believe that our tax estimates are reasonable, we cannot assure you that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.

We may have underestimated past restructuring charges or we may incur future restructuring and asset impairment charges, either of which may adversely impact our results of operations.

In the first quarter of 2006, we recorded restructuring, reorganization and relocation charges of $11.6 million, of which $2.3 million was for facilities and severance charges related to the closure of certain of our European field offices, as well as residual costs related to the Peabody plant closure and the downsizing of the related semiconductor businesses, and $9.3 million was related to the termination of our Chief Executive Officer in accordance with his 2002 employment agreement. Of the $9.3 million charge, $2.2 million was cash compensation and $7.1 million was non-cash stock-based compensation. In addition, in 2005 and over the last few years, we initiated a series of restructurings of our operations involving, among other things, the reduction of our workforce and the consolidation of excess facilities. Restructuring charges for 2005 totaled $8.5 million. We anticipate having further reductions to our workforce and will continue to consolidate additional facilities in the first half of fiscal 2006. We may incur additional restructuring and related expenses, which may have a material adverse effect on our business, financial condition or results of operations. The charges in connection with these restructurings are only estimates and may not be accurate. As part of these restructurings, we ceased to use certain of our leased facilities and, accordingly, we have negotiated, and are continuing to negotiate, certain lease terminations and/or subleases of our facilities. We cannot predict when or if we will be successful in negotiating lease termination agreements or subleases of our facilities on terms acceptable to us. If we are not successful in negotiating terms acceptable to us, or at all, we may be required to materially increase our restructuring and related expenses in future periods. Further, if we have further reductions to our workforce or consolidate additional facilities in the future we may incur additional restructuring and related expenses, which could have a material adverse effect on our business, financial condition or results of operations.

In addition, we test our goodwill and other intangible assets for impairment annually or when an event occurs indicating the potential for impairment. If we record an impairment charge as a result of this analysis, it could have a material impact on our results of operations. We could also incur material charges as a result of write-downs of inventories or other tangible assets.

FASB’s adoption of Statement 123(R) will affect our reported results of operations and may affect how we compensate our employees and conduct our business.

On October 13, 2004, the FASB adopted Statement 123(R), “Share-Based Payment,” which requires us, effective January 1, 2006, to measure compensation costs for all stock-based compensation (including stock options and our employee stock purchase plan, as currently constructed) at fair value and take a compensation charge equal to that value. If the FASB’s Statement 123(R) was in effect for 2005, 2004 and 2003, we would have had to reduce net income by approximately $34.4 million, $12.4 million and $9.5 million, net of tax, respectively, for those years.

In October 2005, we announced the acceleration of vesting of certain unvested, underwater stock options. The effect of this acceleration will be to reduce the aggregate compensation expense in 2006 and future years as a result of implementing SFAS No. 123(R). However, this acceleration did not eliminate all of the additional compensation charges that we will incur due to the adoption of the new rule.

Changes in accounting pronouncements or taxation rules or practices can have a significant effect on our reported results. Other new accounting pronouncements or taxation rules and varying interpretations of accounting pronouncements or taxation practices have occurred and may occur in the future. This change to existing rules, future changes, if any, or the questioning of current practices may adversely affect our reported financial results, change the mix of compensation we pay to our employees or change the way we conduct our business.

Due to our extensive international operations and sales, we are exposed to foreign currency exchange rate risks that could adversely affect our revenues, gross margins and results of operations.

A significant portion of our sales and expenses are denominated in currencies other than the United States dollar, principally the euro. Approximately 15% to 25% of our revenue in a given year is denominated in euros, while more than half of our expenses are denominated in euro or other foreign currencies. Particularly as a result of this imbalance, changes in the exchange rate between the United States dollar and foreign currencies, especially the euro, can impact our revenues, gross margins, results of operations and cash flows.

We enter into foreign forward exchange contracts to partially mitigate the impact of specific cash, receivables or payables positions denominated in foreign currencies. We also enter into various forward extra contracts (a combination of a foreign forward exchange contract and an option), as well as standard option contracts, to partially mitigate the impact of changes in the euro against the dollar on our European operating results. These contracts are considered derivatives. We are required to carry all open derivative contracts on our balance sheet at fair value. When specific accounting criteria have been met, derivative contracts can be designated as hedging instruments and changes in fair value related to these derivative contracts are recorded in other comprehensive income, rather than net income, until the underlying hedged transaction affects net income. When the designated hedges mature, they are recorded in cost of goods sold. We are required to record changes in fair value for derivatives not designated as hedges in net income in the current period. Prior to the second quarter of fiscal 2004, none of our derivative contracts were designated as hedges and all realized and unrealized gains and losses were recognized in net income in the current period. Our ability to designate derivative contracts as hedges significantly reduces the volatility in our operating results due to changes in the fair value of the derivative contracts.

Achieving hedge designation is based on evaluating the effectiveness of the derivative contracts’ ability to mitigate the foreign currency exposure of the linked transaction. We are required to monitor the effectiveness of all new and open derivative contracts designated as hedges on a quarterly basis. Based on our evaluation in 2005, we recorded charges totaling $0.5 million in other income/expense related to hedge dedesignations and ineffectiveness. We did not record any charges for hedge dedesignations or ineffectiveness in the first quarter of 2006. Failure to meet the hedge accounting requirements could result in the requirement to record deferred and current realized and unrealized gains and losses into net income in the current period. This failure could result in significant fluctuations in operating results. In addition, we will continue to recognize unrealized gains and losses related to the changes in fair value of derivative contracts not designated as hedges in the current period net income. Accordingly, the related impact to operating results may be recognized in a different period than the foreign currency impact of the linked asset, liability or transaction.

The hedging transactions we undertake limit our exposure to changes in the dollar/euro exchange rate. The hedges are designed to protect us as the dollar weakens, but also provide us with some flexibility if the dollar strengthens. Foreign currency losses recorded in other income/expense, inclusive of the impact of derivatives, totaled $0.4 million and $1.5 million, respectively, in the first quarter of 2006 and during all of 2005.

Our acquisition and investment strategy subjects us to risks associated with evaluating and pursuing these opportunities and integrating these businesses.

In addition to our efforts to develop new technologies from internal sources, we also may seek to acquire new technologies from external sources. As part of this effort, we may make acquisitions of, or make significant debt and equity investments in, businesses with complementary products, services and/or technologies. Acquisitions can involve numerous risks, including management issues and costs in connection with the integration of the operations and personnel, technologies and products of the acquired companies, the possible write-downs of impaired assets, and the potential loss of key employees of the acquired companies. The inability to effectively manage any of these risks could seriously harm our business. Additionally, difficulties in integrating any potential acquisitions into our internal control structure could result in a failure of our internal control over financial reporting, which, in turn, could create a material weakness.

Our debt and equity investments in unconsolidated subsidiaries, which totaled $4.0 million at April 2, 2006, may not prove to be successful and we could lose all or a portion of our investments and/or could be required to take write-offs related to these investments. In 2005, we recorded impairment charges and realized losses totaling $6.4 million related to these investments and may be required to record additional impairment charges related to these investments in the future. No such charges were incurred in the first quarter of 2006. To the extent we make investments in entities that we control, or have significant influence in, our financial results will reflect our proportionate share of the financial results of the entity.

Issues arising from our enterprise resource planning system could affect our operating results and ability to manage our business effectively.

Our ability to design, manufacture, market and service products and systems is dependent on information technology systems that encompass all of our major business functions. During 2005, we embarked upon a new enterprise resource planning (“ERP”) software system to enable us to fully integrate our diverse locations and processes. In total, $7.6 million was spent in 2005 with another $0.4 million spent in the first quarter of 2006. After a review of the projected costs and time to complete the project, we abandoned this project and expensed these costs in the respective periods discussed above.

Updating our existing system presents the potential for additional difficulties. Moreover, if the existing system, as updated, is not sufficient to meet our needs, it could adversely affect our ability to do the following in a timely manner: manage and replenish inventory, fulfill and process orders, manufacture and ship products in a timely manner, invoice and collect receivables, place purchase orders and pay invoices, coordinate sales and marketing activities, prepare our financial statements, manage our accounting systems and controls and otherwise carry on our business in the ordinary course. Any such disruption could adversely affect our business, prospects, financial condition and results of operations. Moreover, difficulties arising from the ERP system could result in a failure of our internal control over financial reporting, which, in turn, could result in a material weakness and a qualified report from our independent registered public accounting firm.

Terrorist acts or acts of war and natural disasters may seriously harm our business and revenues, costs and expenses and financial condition.

Terrorist acts, acts of war and natural disasters (wherever located around the world) may cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and customers, any and all of which could significantly impact our revenues, expenses and financial condition. This impact could be disproportionately greater on us than on other companies as a result of our significant international presence. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot presently be predicted. We are largely uninsured for losses and interruptions caused by terrorist acts, acts of war and natural disasters, including at our headquarters located in Oregon, which is in a region subject to earthquakes.

Unforeseen health, safety or environmental costs could impact our future net earnings.

Some of our operations use substances that are regulated by various federal, state and international laws governing health, safety and the environment. We could be subject to liability if we do not handle these substances in compliance with safety standards for storage and transportation and applicable laws. It is our policy to apply strict standards for environmental protection to sites inside and outside the United States, even when not subject to local government regulations. We will record a liability for any costs related to health, safety or environmental remediation when we consider the costs to be probable and the amount of the costs can be reasonably estimated.

Provisions of our charter documents could make it more difficult for a third party to acquire us even if the offer may be considered beneficial by our shareholders.

Our articles of incorporation and bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our Board of Directors. Among other things, our Board of Directors has adopted a shareholder rights plan, or “poison pill,” which would significantly dilute the ownership of a hostile acquirer. These provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by our shareholders. See the section titled “Description of Capital Stock” for additional information on these provisions.

Many of our current and planned products are highly complex and may contain defects or errors that can only be detected after installation, which may harm our reputation.

Our products are highly complex, and our extensive product development, manufacturing and testing processes may not be adequate to detect all defects, errors, failures and quality issues that could impact customer satisfaction or result in claims against us. As a result, we could have to replace certain components and/or provide remediation in response to the discovery of defects in products that are shipped. The occurrence of any defects, errors, failures or quality issues could result in cancellation of orders, product returns, diversion of our resources, legal actions by our customers and other losses to us or to our customers. These occurrences could also result in the loss of, or delay in, market acceptance of our products and loss of sales, which would harm our business and adversely affect our revenues and profitability.

Some of our systems use hazardous gases and emit x-rays, which, if not properly contained, could result in property damage, bodily injury and death.

A hazardous gas or x-ray leak could result in substantial liability and could also significantly damage customer relationships and disrupt future sales. Moreover, remediation could require redesign of the tools involved, creating additional expense, increasing tool costs and damaging sales. In addition, the matter could involve significant litigation that would divert management time and resources and cause unanticipated legal expense. Further, if such a leak involved violation of health and safety laws, we may suffer substantial fines and penalties in addition to the other damage suffered.

We may not be successful in obtaining the necessary export licenses to conduct operations abroad, and the United States Congress may prevent proposed sales to foreign customers.

We are subject to export control laws that limit who we sell to, what we sell and where. Moreover, export licenses are required from government agencies for some of our products in accordance with various statutory authorities, including the Export Administration Act of 1979, the International Emergency Economic Powers Act of 1977, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976. We may not be successful in obtaining these necessary licenses in order to conduct business abroad. Failure to comply with applicable export controls or the termination or significant limitation on our ability to export certain of our products would have an adverse effect on our business, results of operations and financial condition.

Risks Related to the Notes and the Common Stock

The notes are subordinated to our existing and future senior indebtedness.

The notes are unsecured and contractually subordinated in right of payment to our existing and future senior indebtedness. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated indebtedness. The indenture does not limit the creation of additional senior indebtedness (or any other indebtedness). Any significant additional senior indebtedness incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes. As of April 2, 2006, we had no senior indebtedness outstanding (other than obligations with respect to foreign currency hedging activities entered into in the ordinary course of business). We anticipate that from time to time we may incur additional indebtedness, including senior indebtedness.

The notes are effectively subordinated to the liabilities of our existing subsidiaries and any of our future subsidiaries.

The notes are not guaranteed by our existing subsidiaries or any future subsidiaries and, accordingly, the notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiaries. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of April 2, 2006, our subsidiaries had approximately $99.9 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles).

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We may not be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby and indebtedness that is senior in right of payment to the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our common stock may impact the price of the notes and make them more difficult to resell.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If you convert notes in connection with a fundamental change, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described under the section titled “Description of the Notes—Make Whole Premium Upon a Fundamental Change.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See the section titled “Description of the Notes—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See the section titled “Certain United States Federal Income Tax Considerations.”

The notes may receive a low rating from Standard & Poor’s or other credit agencies.

As of June 9, 2006, Standard & Poor’s had not yet assigned a rating to the notes. If one or more other rating agencies assigns a rating lower than expected by Investors, or if the notes’ rating is subsequently reduced, the market price of the notes and our common stock would be harmed.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “should,” “estimates,” “predicts,” “potential,” “continue,” “becoming,” “transitioning” and similar expressions to identify such forward-looking statements.

These forward-looking statements apply only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face as described under the section titled “Risk Factors” in this prospectus as well as those noted in similar sections of the documents incorporated by reference into this prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Such forward-looking statements include statements as to, among others:

•       business strategy;

•       management and leadership changes;

•       sales, marketing and distribution;

•       competition and pricing;

•       demand for nanotechnology and semiconductor equipment;

•       discussions regarding future revenues and profits;

•       research and development expenses;

•       marketing, general and administrative expenditures;

•       interest and other income;

•       foreign exchange fluctuations;

•       capital resources sufficiency;

•       strategic investments;

•       stock buybacks;

•       restructuring activities, expenses and associated annualized savings; and

•       our business outlook.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the notes or the sale of the shares of common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges.

						Thirteen Weeks
	Fiscal Year Ended December 31,					Ended
	2001	2002	2003	2004	2005	April 2, 2006
Ratios of earnings to fixed charges(1)	8.2x	2.0x	1.9x	3.2x	n/a	n/a

(1)          For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense that we believe to be representative of interest. For the year ended December 31, 2005 and the thirteen weeks ended April 2, 2006, Earnings, as defined, which was a loss of $78.2 million and $5.2 million, respectively, were not sufficient to cover total fixed charges of $9.9 million and $1.8 million, respectively.

DESCRIPTION OF THE NOTES

We issued $115,000,000 aggregate principal amount of 2.875% convertible subordinated notes due June 1, 2013 under an indenture dated May 19, 2006, between FEI Company, as issuer, and The Bank of New York Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America, as trustee. As used in this description of the notes, the words “our company,” “we,” “us,” “our” or “FEI” refer only to FEI Company and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including a form of the notes, is available upon request to us.

General

The notes are general unsecured obligations of FEI and are subordinate in right of payment as described under the section titled “—Subordination of Notes.” The notes mature on June 1, 2013 and were issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee.

The notes bear cash interest at the rate of 2.875% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2006, to holders of record at the close of business on the May 15 or the November 15 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, May 19, 2006) through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder. We may not reissue a note that has matured or been converted, has been purchased by us at your option or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Subordination of Notes

The payment of the principal of, premium, if any, and any interest amount on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

We may not make any payment on the notes or purchase or otherwise acquire the notes if:

•       A default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace; or

•       Any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

We are required to resume payments on the notes:

•       in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

•       in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless:

•       all scheduled payments on the notes that have come due have been paid in full in cash.

•       365 days have elapsed since our receipt of the prior payment blockage notice; and

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

The notes are our exclusive obligations. A significant portion of our operations and sales are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of June 9, 2006, we had no indebtedness outstanding that would have constituted senior indebtedness (other than obligations with respect to foreign currency hedging activities entered into in the ordinary course of business) and, after giving effect to this offering and the use of proceeds therefrom, $195.8 million of convertible notes that would have ranked pari passu in right of payment with the notes. In addition, as of April 2, 2006, our subsidiaries had approximately $99.9 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles).

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.

“Designated senior indebtedness” means our obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or any related agreements or documents to which we are a party) expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

“Indebtedness” means, without duplication:

(1)         all of our indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof) (other than any trade accounts payable or other accrued current expense incurred in the ordinary course of business in connection with the obtaining of materials or services);

(2)         all of our reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)         all of our obligations and liabilities (contingent or otherwise)

(a)           in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

(b)          as lessee under other leases for facilities equipment (and related assets leased together therewith), whether or not capitalized, entered into or leased for financing purposes (as determined by us), or

(c)           under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

(4)         all of our obligations (contingent or otherwise) with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(5)         all of our direct or indirect guarantees, agreements to be jointly liable or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

(6)         any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall be assumed by us; and

(7)         any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

“Senior indebtedness” means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of FEI, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by FEI, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes. Senior indebtedness does not include:

(1)         indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

(2)         indebtedness under our 5.5% convertible subordinated notes due August 2008;

(3)         indebtedness under our zero coupon convertible subordinated notes due June 2023, first putable June 2008;

(4)         any indebtedness of FEI to any of our subsidiaries; and

(5)         any obligation for federal, state, local or other taxes.

Conversion Rights

Holders may convert their notes into shares of our common stock prior to the close of business on the business day immediately preceding the stated maturity date based on an initial conversion rate of 34.0730 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $29.35 per share). The conversion rate will be subject to adjustment as described below. If a holder has already delivered a fundamental change purchase notice as described under the section titled “—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing price of our common stock for the trading day immediately preceding the conversion date. As used in this Description of the Notes, all references to our common stock are to our common stock, no par value. See the section titled “Description of Capital Stock” below.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

To convert a note, a holder must:

•       complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•       surrender the note to the conversion agent;

•       if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•       if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder’s fractional shares, will thus be deemed:

•       to satisfy our obligation to pay the principal amount of a note; and

•       to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, provided that no such payment need be made:

•       in connection with any conversion following the regular record date immediately preceding the final interest payment date;

•       if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•       to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a holder receiving shares of our common stock, upon surrendering notes for conversion, see the section titled “Certain United States Federal Income Tax Considerations.”

We will adjust the conversion rate for certain events, including:

(1)         the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2)         some subdivisions and combinations of our common stock;

(3)         the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4)         the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any stockholder rights plan or dividends or distributions paid exclusively in cash;

(5)         dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6)         payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, the indenture will provide that upon conversion of the notes, holders will receive the rights related to such common stock pursuant to our shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, in the case of our existing shareholder rights plan and any future rights plan that so provides, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•       the issuance of such rights;

•       the distribution of separate certificates representing such rights;

•       the exercise or redemption of such rights in accordance with any rights agreement; or

•       the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis. See the section titled “Description of Capital Stock—Shareholder Rights Plan” below.

In the case of the following events (each, a “business combination”):

•       any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•       a consolidation, merger or combination involving us;

•       a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•       a statutory share exchange

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by our shareholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date.

The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

For United States federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See the section titled “Certain United States Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 45.1467 per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder

If a fundamental change occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•       if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•       the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•       that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•       the principal amount of the withdrawn notes;

•       if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•       the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•       comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

•       file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•       the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•       our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

•       any transaction:

•       that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•       pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•       any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

•       during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq Global Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock or American Depositary Shares; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least three times the market capitalization of FEI Company before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of future debt. Further, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under future debt.

Make Whole Premium Upon a Fundamental Change

If a fundamental change, as defined above under the section titled “—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder,” occurs, we will pay, to the extent described below, a make whole premium if you convert your notes in connection with any such transaction by issuing additional shares of common stock upon conversion of the notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. Any make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date.

The following table shows what the make whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

Make Whole Premium Upon a Fundamental Change (Number of Additional Shares)

	Effective Date
Stock Price	May 19, 2006	June 1, 2007	June 1, 2008	June 1, 2009	June 1, 2010	June 1, 2011	June 1, 2012	June 1, 2013
$22.15	11.0	11.0	11.0	11.0	11.0	11.0	11.0	11.0
25.00	9.0	8.7	8.4	8.0	7.6	7.0	6.4	5.9
28.00	7.5	7.2	6.8	6.3	5.7	5.0	3.9	1.6
31.00	6.5	6.0	5.6	5.1	4.4	3.6	2.5	0.0
35.00	5.3	4.9	4.5	4.0	3.3	2.5	1.4	0.0
40.00	4.4	4.0	3.6	3.1	2.5	1.8	0.9	0.0
45.00	3.7	3.4	3.0	2.5	2.0	1.3	0.6	0.0
55.00	2.9	2.6	2.2	1.8	1.4	0.9	0.4	0.0

The actual stock price and effective date may not be set forth on the table, in which case:

•       if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•       if the stock price on the effective date exceeds $55.00 per share, subject to adjustment as described below, no make whole premium will be paid; and

•       if the stock price on the effective date is less than $22.15 per share, subject to adjustment as described below, no make whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under the section titled “—Conversion Rights—Conversion Procedures,” other than by operation of an adjustment to the conversion rate by adding the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 45.1467 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate.

The additional shares delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to deliver the additional shares to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Events of Default and Acceleration

The following are events of default under the indenture:

•       default in the payment of any principal amount or any purchase price, or fundamental change purchase price, including any make whole premium, due with respect to the notes, when the same becomes due and payable;

•       default in payment of any interest (including liquidated damages) under the notes, which default continues for 30 days;

•       default in the delivery when due of shares of common stock and any cash payable upon conversion with respect to the notes, which default continues for 15 days;

•       our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•       default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of FEI Company for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $30 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•       certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Consolidation, Mergers or Sales of Assets

The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person, other than to one or more of our wholly-owned subsidiaries, unless:

•       the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•       after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•       other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•       alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•       make the note payable in money or securities other than that stated in the note;

•       change the stated maturity of the note;

•       reduce the principal amount or fundamental change purchase price (including any make-whole premium payable) with respect to the note;

•       make any change that adversely affects the right to require us to purchase the note;

•       impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

•       change the currency of payment of principal of, or interest on, the note;

•       except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights of the note; or

•       change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of notes, the trustee and we may amend the indenture:

•       to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•       to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•       to secure our obligations in respect of the notes;

•       to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•       to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•       to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•       to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•       waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•       waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

The Bank of New York Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America, will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

We issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

In connection with the initial private placement of the notes, we entered into a registration rights agreement with the initial purchasers. The following discussion summarizes some, but not all, of the provisions of the registration rights agreement. We urge you to read the registration rights agreement, which is incorporated by reference as an exhibit to the registration statement to which this prospectus relates, for a full description of the registration rights that apply to the notes.

This prospectus is part of a shelf registration statement under the Securities Act that was filed to register resales of the notes and the shares of common stock into which the notes are convertible. In the registration rights agreement, we agreed to file this shelf registration statement not later than 120 days after May 19, 2006 to register resales of the notes and the shares of common stock into which the notes are convertible. The notes and the shares of common stock issuable upon conversion of the notes are referred to collectively as registrable securities. We are required to use all commercially reasonable efforts to have this registration statement declared effective as promptly as practicable but not later than 210 days after May 19, 2006, and to keep it effective until the earliest of:

(1)   the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes,

(2)   the date when the holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise and

(3)   the date that is two years from May 19, 2006, the last date of original issuance of the notes.

We have filed this registration statement to meet our obligations under the registration rights agreement. We are permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

A holder of registrable securities that sells registrable securities pursuant to this registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements that are applicable to such holder.

If:

(a)          the shelf registration statement has not been filed with the SEC within 120 days after the original issuance of any of the notes;

(b)         the shelf registration statement has not become effective within 210 days after the earliest date of original issuance of any of the notes;

(c)          the registration statement shall cease to be effective or fail to be usable, except as permitted in clause (d) below, without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

(d)         the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each a “registration default,” additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

•       0.25% of the principal amount of the notes to and including the 90th day following such registration default; and

•       0.50% of the principal amount of the notes from and after the 91st day following such registration default.

Notwithstanding the foregoing, liquidated damages shall not accrue under (a) or (b) above if we become eligible for, and elect to utilize, the “automatic shelf” registration procedure on Form S-3 available to “well-known seasoned issuers” and file a shelf registration statement with the Commission no later than 150 days after the date of the original issuance of the notes, which shelf registration statement shall become immediately effective upon filing pursuant to the rules adopted in the Commission’s Release No. 33-8591. In addition, liquidated damages will not accrue under (a) or (b) above for up to an additional 90 days if we defer the filing or effectiveness of the shelf registration statement if we are engaged in non-public negotiations or other non-public business activities as described above.

In no event will liquidated damages accrue after the second anniversary of the date of issuance of the notes or at a rate per year exceeding 0.50% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any liquidated damages with respect to such common stock or the principal amount of the notes converted.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 70,000,000 shares of common stock and 500,000 shares of preferred stock.

Common Stock

As of June 9, 2006, there were 34,168,707 shares of common stock outstanding.

Dividends.   Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to receive ratably such dividends as may be declared and distributions as may be authorized by the board of directors. Under Oregon law, the board of directors of a corporation may authorize and the corporation may make distributions (including dividends) to shareholders only if after giving effect to the distribution (1) the corporation would be able to pay its debts as they become due in the usual course of business and (2) the corporation’s total assets would at least equal the sum of the total liabilities plus, unless the corporation’s articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Voting.   FEI’s articles of incorporation provide that each FEI shareholder has the right to one vote for each share of FEI common stock registered in the shareholder’s name on each matter submitted to a shareholder vote. The FEI bylaws specify that, other than the election of directors and except as otherwise provided by the FEI articles of incorporation or by the Oregon Business Corporation Act, all matters to be voted on by FEI shareholders will be approved, assuming a quorum is present, if the votes cast by shares entitled to vote favoring the action exceed the votes cast opposing the action. Unless otherwise provided in the FEI articles of incorporation, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. The Oregon Business Corporation Act provides that articles of incorporation or bylaws may allow cumulative voting for elections of directors of a corporation. Neither FEI’s articles of incorporation nor bylaws provide for cumulative voting in the election of directors.

Preemptive Rights, Conversion and Redemption.   The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation, Dissolution and Winding up.   Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any preferred stock.

Preferred Stock

The board of directors is authorized, without action by the shareholders, to designate and issue up to 500,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

As of June 9, 2006, there were no shares of preferred stock outstanding. With the adoption of our shareholder rights plan on July 21, 2005, we designated 75,000 shares of preferred stock as Series A Participating Preferred Stock.

Shareholder Rights Plan

On July 21, 2005, pursuant to a Preferred Stock Rights Agreement (the “Rights Agreement”) between FEI and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), our Board of Directors declared a dividend of one right (a “Right”) to purchase one one-thousandth share of our Series A Participating Preferred Stock (“Series A Preferred”) for each outstanding share of our Common Stock (the “Common Shares”). The dividend was payable on August 12, 2005 (the “Record Date”) to shareholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Preferred at an exercise price of $120 (the “Purchase Price”), subject to adjustment.

The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Rights Agreement.

Rights Evidenced by Common Share Certificates.   The Rights will not be exercisable until the Distribution Date (defined below). Certificates for the Rights (“Rights Certificates”) will not be sent to shareholders and the Rights will attach to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, also will constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

Distribution Date.   The Rights will be separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of (a) the tenth day (or such later date as may be determined by our Board of Directors) after a person or group of affiliated or associated persons (“Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Common Shares then outstanding, or (b) the tenth business day (or such later date as may be determined by our Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 20% or more of our then outstanding Common Shares. The earlier of such dates is referred to as the “Distribution Date.” Philips Business Electronics International B.V. (“Philips”), any entity of which Philips owns at least 90% of such entity’s voting stock and any individual or entity that owns at least 90% of Philips’ voting stock (each, a “Philips’ Affiliate”) shall not be an Acquiring Person so long as it does not acquire 30% or more of the Common Shares then outstanding. Wherever in this filing a reference is made to a 20% threshold, the threshold shall be read to equal 30% as it applies to Philips and the Philips’ Affiliates.

Expiration of Rights.   The Rights will expire on the earliest of (i) August 12, 2015 (the “Final Expiration Date”), or (ii) redemption or exchange of the Rights as described below.

Initial Exercise of the Rights.   Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of the Purchase Price, one one-thousandth share of the Series A Preferred. Under certain circumstances, holders of the Rights may receive Common Shares, cash or other consideration in lieu of Series A Preferred.

Right to Buy Company Common Shares.   Unless the Rights are earlier redeemed, in the event that an Acquiring Person obtains 20% or more of our then outstanding Common Shares, then each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by us as set forth below.

Right to Buy Acquiring Company Shares.   Similarly, unless the Rights are earlier redeemed, in the event that, after an Acquiring Person obtains 20% or more of our then outstanding Common Shares, (i) we are acquired in a merger or other business combination transaction, or (ii) 50% or more of our consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price.

Exchange Provision.   At any time after an Acquiring Person obtains 20% or more of our then outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of our outstanding Common Shares, our Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right.

Redemption.   At any time on or prior to the Close of Business on the earlier of (i) the fifth day following the attainment of 20% or more of our then outstanding Common Shares by an Acquiring Person (or such later date as may be determined by action of our Board of Directors and publicly announced by us), or (ii) the Final Expiration Date, we may redeem the Rights in whole, but not in part, at a price of $0.001 per Right.

Adjustments to Prevent Dilution.   The Purchase Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with dilutive issuances by us as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

No Shareholders’ Rights Prior to Exercise.   Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder (other than any rights resulting from such holder’s ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

Amendment of Rights Agreement.   The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).

Rights and Preferences of the Series A Preferred.   Each one one-thousandth of a share of Series A Preferred has rights and preferences substantially equivalent to those of one Common Share.

No Voting Rights.   Rights will not have any voting rights.

Certain Anti-Takeover Effects.   The Rights may have the effect of rendering more difficult or discouraging an acquisition of FEI deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

Oregon Law Protections

We are subject to the Oregon Control Share Statute. This statute generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in that person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares the person acquired in the acquisition unless the voting rights are restored to the acquired shares. The acquiror has a statutory right to call a special meeting of shareholders to restore these voting rights, which requires the approval of:

•       a majority of the outstanding voting shares; and

•       the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company’s officers and inside directors.

We are also subject to the provisions of the Oregon Business Combination Statute that govern business combinations between corporations and interested shareholders. The statute generally provides that if a person acquires 15% or more of the outstanding voting stock of an Oregon corporation, the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in certain business combination transactions for three years following the date the person acquired the shares. These restrictions do not apply if:

•       the acquiring shareholder owns at least 85% of the outstanding voting stock of the corporation after the transaction (disregarding shares owned by inside directors or by specified employee benefits plans);

•       prior to the transaction, the board of directors approves the transaction that results in the shareholder owning at least 15% or more of the corporation’s voting stock; or

•       subsequent to the transaction, the board of directors and 66.67% of the disinterested voting stock approve the transaction in which the interested shareholder acquires at least 15% of the corporation’s voting stock.

Also, in evaluating a tender offer or proposal to merge or consolidate an Oregon corporation with another corporation or to acquire all or substantially all of the assets of an Oregon corporation, Oregon law allows directors of the corporation, when determining what they believe to be in the best interests of the corporation, to consider:

•       the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas where the corporation and its subsidiaries operate;

•       the economy of Oregon and the nation;

•       the long-term and short-term interests of the corporation and its shareholders; and

•       other relevant factors.

Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our shareholders. Under our articles of incorporation, the board of directors has the power to authorize the issuance of up to 500,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the shareholders.

Under our bylaws, a shareholder nomination for members of our board of directors or other business proposed by a shareholder must be delivered to us within specific time frames established by our bylaws, and cumulative voting in the election of directors is not allowed.

These provisions may deter a hostile takeover or delay a change in control or management of FEI.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Nasdaq Global Market Listing

Our common stock is quoted on The Nasdaq Global Market under the symbol “FEIC.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of notes or common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. Holder if it (1) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “U.S. Holder” also includes certain former citizens and residents of the United States. A “Non-U.S. Holder” is a beneficial owner of notes (other than a partnership) or shares of common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. The issue price of the notes is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). We believe that the notes were not issued with original issue discount for U.S. federal income tax purposes. We may be required to make payments of additional interest to holders of the notes if we do not file, or cause to be declared or keep effective, a registration statement, as described under the section titled “Description of the Notes—Registration Rights” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. Holder as ordinary interest income at the time accrues or is paid in accordance with the U.S. Holder’s normal method of tax accounting.

Market Discount

If a U.S. Holder acquires a note other than in connection with its original issue at a price that is less than its issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than ¼ of one percent of the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition. Under the market discount rules, a U.S. Holder is required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a note that has accrued market discount in certain nonrecognition transactions in which the U.S. Holder receives property the basis of which is determined in whole or in part by reference to the basis of the note, the accrued market discount generally is includible in income at the time of such transaction only to the extent of the gain recognized. To the extent not included in income at the time of the nonrecognition transaction, the accrued market discount attaches to the property received and is recognized as ordinary income upon the disposition of such property. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. Holder may elect, however, to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies on a note-by-note basis and is irrevocable. A U.S. Holder also may elect to include market discount in income currently as it accrues. Any such election applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S Holder’s tax basis in the notes will be increased by the amount of market discount included in income. Unless a U.S. Holder elects to include market discount in income as it accrues, such U.S. Holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount.

Amortizable Bond Premium

If a U.S. Holder purchases a note at a price that exceeds the principal amount of the note, the amount of such excess is referred to as “bond premium” for U.S federal income tax purposes. The U.S. Holder may elect to amortize the bond premium against interest payable on the note, except to the extent that the bond premium is attributable to the conversion feature of the note. In addition, any bond premium in excess of the interest payable on the note may be deductible over the term of the note. If a U.S. Holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the note is held. The amortized bond premium would reduce the U.S. Holder’s tax basis in the note. Any such election applies to all fully taxable bonds held by the U.S. Holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. Holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.

Sale, Exchange, Redemption or Other Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (other than conversion of a note into cash and shares of our common stock, the U.S federal income tax consequences of which are described under the section titled “—U.S. Holders—Conversion of Notes” below). The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. Holder’s adjusted tax basis in the note will generally equal the amount the holder paid for the note (increased by the amount of market discount, if any, previously included in income, and decreased by the amount of amortized bond premium, if any). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. Holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

A U.S. Holder generally will not recognize any income, gain or loss on the conversion of a note into common stock, except with to cash received in lieu of a fractional share of common stock, subject to the discussion under the section titled “—Constructive Distributions” below regarding the possibility that the payment of the make whole premium on a note converted in connection with a change in control may be treated as a taxable stock dividend. With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder will be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. Holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the U.S. Holder’s basis in the common stock attributable to the fractional share. In addition, the value of any portion of the common stock received that is attributable to accrued interest on the notes that has not yet been taken into account will be taxed as ordinary income. The U.S. Holder’s adjusted tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the U.S. Holder’s adjusted tax basis in the note. The basis in any shares of common stock attributable to accrued interest will equal the fair market value of such shares when received. The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) will include the holding period in the note. The holding period in any shares of common stock attributable to accrued interest will begin the day after the date of repurchase.

Distributions

If, after a U.S. Holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividend received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our shareholders. The adjustment to the conversion rate of notes converted in connection with a fundamental change, as described under the section titled “Description of the Notes—Conversion Rights—Make Whole Premium Upon a Fundamental Change” above, also may be treated as a taxable stock distribution. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in FEI. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate, and any adjustment to the conversion rate of notes converted in connection with a fundamental change that is treated as a stock distribution would be treated like distributions paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of the holder’s investment or as capital gain. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate described in the previous paragraph.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Subject to the market discount rules described above, the gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•       owns, actually or constructively, at least 10% of our voting stock;

•       is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•       is a “controlled foreign corporation” that is related to us.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

Absent further relevant guidance from the IRS, we may treat payments of liquidated damages, if any, made to Non-U.S. Holders as subject to U.S. federal withholding tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence). If we were to withhold tax from any payment of liquidated damages, and such payment were determined not to be subject to such tax, you generally would be entitled to a refund of the amount of tax withheld.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than to the partnership, and the partnership must provide the partners’ documentation to us or our paying agent.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under the section titled “—Non-U.S. Holders—Taxation of Interest” above) or common stock, unless:

•       the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, in which case it would be subject to tax as described below under the section titled “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•       the Non-U.S. Holder was a citizen or resident of the United States and is subject to certain special rules that apply to expatriates;

•       subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case the gain would be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.; or

•       the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or common stock if we are, or were within five years before the transaction, a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets by value. We do not believe that we are a USRPHC or that we will become one in the future.

Dividends

Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under the section titled “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax, however, may be reduced or eliminated under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder should demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under the sections titled “—Non-U.S. Holders—Taxation of Interest” and “—Non-U.S. Holders—Dividends” above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in May 2006 to Merrill Lynch & Co., Needham & Company, LLC, Thomas Weisel Partners LLC, D.A. Davidson & Co. and Merriman Curhan Ford & Co. (collectively, the “Initial Purchasers”). The Initial Purchasers resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus. We received gross proceeds of $115 million and net proceeds of $111.8 million from this transaction, after deducting the initial purchasers’ discounts, commissions and estimated expenses of the offering.

The following table contains information as of July 5, 2006 with respect to the selling securityholders and the principal amount of notes and the underlying shares of common stock beneficially owned by each selling securityholder that may be offered using this prospectus. We calculated the percentage of common stock outstanding for each securityholder pursuant to Rule 13d-3(d)(i) of the Exchange Act using 34,181,957 shares of common stock outstanding as of July 5, 2006 and the number of shares of common stock issuable upon conversion of only that particular securityholder’s notes and not any other securityholder’s notes.

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding (%)
Alexandra Global Master Fund Ltd.	6,000,000	5.2	204,438	*
Aloha Airlines Non-Pilots Pension Trust	45,000	*	1,534	*
Asante Health Systems	250,000	*	8,519	*
Boilermakers Blocksmith Pension Trust	1,570,000	1.4	53,495	*
CALAMOS High Yield Fund - CALAMOS Investment Trust	2,000,000	1.7	68,146	*
Castle Convertible Fund, Inc.	1,000,000	*	34,073	*
Chrysler Corporation Master Retirement Trust	1,890,000	1.6	64,398	*
Citadel Equity Fund Ltd.	12,600,000	11.0	429,320	1.3
CNH CA Master Account, L.P.	3,000,000	2.6	102,219	*
CQS Convertible and Quantitative Strategies Master Fund	500,000	*	17,037	*
Delaware Public Employees Retirement System	770,000	*	26,237	*
Delta Air Lines Master Trust- CV	375,000	*	12,778	*
Delta Airlines Master Trust	325,000	*	11,074	*
Delta Pilots Disability & Survivorship Trust- CV	230,000	*	7,837	*
F.M. Kirby Foundation, Inc.	340,000	*	11,585	*
Fore Convertible Master Fund	12,881,000	11.2	438,895	1.3
Fore Erisa Fund, Ltd.	1,232,000	1.1	41,978	*
Fore Multistrategy Master Fund, Ltd.	3,646,000	3.2	124,231	*
Forest Fulcrum Fund LP	339,000	*	11,551	*
Forest Global Convertible Fund, Ltd., Class A-5	1,646,000	1.4	56,085	*
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	81,000	*	2,760	*
FPL Group Employees Pension Plan	310,000	*	10,563	*
Froley Revy Alternative Strategies	750,000	*	25,555	*
Grace Convertible Arbitrage Fund, Ltd.	3,250,000	2.8	110,738	*
HFR CA Global Opportunity Master Trust	951,000	*	32,404	*
HFR RVA Select Performance Master Trust	158,000	*	5,384	*
Highbridge International LLC	3,500,000	3.0	119,256	*
Institutional Benchmarks Master Fund Ltd.	441,000	*	15,027	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	185,000	*	6,304	*
International Truck & Engine Corporation Retiree Health Benefit Trust	110,000	*	3,749	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	100,000	*	3,408	*
JPMorgan Securities Inc.	10,000,000	8.7	340,730	1.0
LLT Limited	477,000	*	16,253	*
Lyxor/Forest Fund Limited	1,557,000	1.4	53,052	*
MacKay Shields LLC as Investment Advisor to AFTRA Health Fund	150,000	*	5,111	*
MacKay Shields LLC as Investment Advisor to United Overseas Bank (USD)	25,000	*	852	*
MacKay Shields LLC as Sub-Advisor to Mainstay Convertible Fund	2,680,000	2.3	91,316	*
MacKay Shields LLC as Sub-Advisor to Mainstay VP Convertible Fund	1,950,000	1.7	66,443	*
MacKay Shields LLC as Sub-Advisor to New York Life Insurance Co. Post 82	2,185,000	1.9	74,450	*

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding (%)
MacKay Shields LLC as Sub-Advisor to New York Life Insurance Co. Pre 82	975,000	*	33,222	*
MacKay Shields LLC as Sub-Advisor to New York Life Separate A/C #7	35,000	*	1,193	*
Man Mac I, Ltd.	2,491,000	2.2	84,876	*
Meriter Health Services, Inc. Employee Retirement Plan	100,000	*	3,408	*
Merrill Lynch, Pierce, Fenner & Smith	4,950,000	4.3	168,662	*
Microsoft Capital Group, L.P.	315,000	*	10,733	*
Municipal Employees Benefit Trust	450,000	*	15,333	*
OCM Convertible Trust	760,000	*	25,896	*
OCM Global Convertible Securities Fund	205,000	*	6,985	*
Partner Reinsurance Company Ltd.	185,000	*	6,304	*
Qwest Occupational Health Trust	180,000	*	6,134	*
Qwest Pension Trust	445,000	*	15,163	*
Sandelman Partners Multi-Strategy Master Fund, Ltd.	3,500,000	3.0	119,256	*
UnumProvident Corporation	230,000	*	7,837	*
Vanguard Convertible Securities Fund, Inc.	3,150,000	2.7	107,330	*
Vicis Capital Master Fund	7,000,000	6.1	238,511	*
Virginia Retirement System	1,500,000	1.3	51,110	*
Any other holder of Notes or future transferee, pledgee, donee or successor of any holder(2)(3)

*                    Less than 1%.

(1)          Assumes conversion of all of the holder’s notes at the initial conversion rate of 34.0730 shares of common stock per $1,000 of principal amount. However, this conversion price will be subject to adjustment as described under the sections titled “Description of the Notes—Conversion Rights” and “Description of the Notes—Make Whole Premium Upon a Fundamental Change.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)          Information about other selling security holders will be set forth in prospectus supplements, if required.

(3)          Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

We prepared this table based on information supplied to us by the selling securityholders named in the table.

The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See the section titled “Plan of Distribution.”

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the resale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•       directly by the selling securityholders; or

•  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•  fixed prices;

•  prevailing market prices at the time of sale;

•  varying prices determined at the time of sale; or

•  negotiated prices.

These sales may be effected in transactions:

•       on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq Global Market in the case of the common stock;

•       in the over-the-counter market;

•       in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•       through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge the notes and the underlying common stock to broker-dealers who in turn may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. Lastly, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

Our common stock is listed on The Nasdaq Global Market under the symbol FEIC. We do not intend to apply for the listing of the notes on any securities exchange or for quotation through The Nasdaq Global Market. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This restriction may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders are indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or are entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of FEI Company and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and any future filings (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•       Annual Report on Form 10-K for the year ended December 31, 2005, including those portions of our definitive proxy statement on Schedule 14A, filed on April 7, 2006, with respect to our annual meeting of shareholders held on May 11, 2006 that are incorporated by reference into our 2005 Form 10-K;

•       Quarterly Report on Form 10-Q for the quarter ended April 2, 2006;

•       Our Current Reports on Form 8-K filed on April 3, 2006, May 3, 2006, May 12, 2006, May 15, 2006, May 16, 2006 and May 23, 2006;

•       the description of our common stock contained in our registration statement on Form 8-A including any amendments filed for the purpose of updating that description; and

•       the description of the common stock purchase rights for our common stock contained in our registration statement on Form 8-A filed with the SEC on July 27, 2005.

Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

Upon written or oral request, we will provide to you at no cost a copy of any or all information that has been incorporated by reference in this prospectus. Requests for documents should be directed to Investor Relations, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793, telephone number (503) 726-7500. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration fee	$12,705
Accounting fees and expenses	50,000
Trustee’s fees and expenses	35,000
Legal fees and expenses of the registrant	126,000
Printing and related expenses	37,000
Miscellaneous	7,500
Total	$268,205

Item 15. Indemnification of Directors and Officers

Our articles and bylaws provide that we will indemnify to the fullest extent not prohibited by law any current or former officer or director. The Oregon Business Corporation Act (OBCA) permits corporations to indemnify directors in certain circumstances, prohibits corporations from indemnifying directors in other circumstances and requires corporations to indemnify officers and directors in yet other circumstances.

Section 60.391 of the OBCA permits corporations to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

a)               The conduct of the individual was in good faith;

b)              The individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and

c)               In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above. Furthermore, the termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described herein. Indemnification permitted under Section 60.397 of the OBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 60.397 of the OBCA prohibits corporations from indemnifying a director:

a)               In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

b)              In connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Section 60.394 of the OBCA requires corporations to indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the officer or director was a party because of being an officer or director of the corporation against reasonable expenses incurred by the officer or director in connection with the proceeding.

Because the limits of permissible indemnification under the OBCA are not clearly defined, our articles and bylaws may provide for broader indemnification than that described in the OBCA. Our articles and bylaws provide that we shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that, at the written request of the director of officer, we may pay in advance the expenses incurred by such director or officer in any proceeding, if the director or officer:

a)               Furnishes the corporation a written affirmation of such person’s good faith belief that such person is entitled to be indemnified by the corporation; and

b)              Furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the corporation.

Such advances shall be made without regard to the person’s ability to repay such expenses and without regard to whether the person ultimately is entitled to indemnification under our bylaws or otherwise.

We also maintain insurance for the protection of our directors and officers against any liability asserted against such individuals in their official capacities. The rights of indemnification described in our articles and bylaws are not exclusive of any other rights of indemnification to which the a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise and as to action in another capacity while holding such office.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
4.1	Indenture, dated as of May 19, 2006, between the Company and The Bank of New York Trust Company, as trustee(1)
4.2	Form of 2.875% Convertible Subordinated Note due 2013 (incorporated by reference to Annex A of Exhibit 4.1 to this Form S-3)
4.3

Registration Rights Agreement, dated as of May 19, 2006, among FEI Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Needham & Company, LLC, Thomas Weisel Partners LLC, D.A. Davidson & Co. and Merriman Curhan Ford & Co.(1)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(2)
12.1	Computation of Ratio of Earnings to Fixed Charges.(2)
23.1	Consent of Deloitte & Touche LLP, independent registered public accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(2)
24.1	Power of Attorney of certain officers and directors of FEI Company.(2)
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.(2)

(1)          Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2006.

(2)          Previously filed on June 13, 2006.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a), (b), and (c) above do not apply if the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on July 5, 2006.

FEI COMPANY

By:	/s/ RAYMOND A. LINK
Raymond A. Link Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/RAYMOND A. LINK	Chief Executive Officer and Chief Financial Officer (Principal Executive and Financial Officer)	July 5, 2006
Raymond A. Link
*	Vice President of Finance	July 5, 2006
Stephen F. Loughlin	(Principal Accounting Officer)
*	Director	July 5, 2006
Michael J. Attardo
*	Director	July 5, 2006
Lawrence A. Bock
*	Director	July 5, 2006
Wilfred J. Corrigan
*	Director	July 5, 2006
Thomas F. Kelly
*	Director	July 5, 2006
William W. Lattin

*	Director	July 5, 2006
Jan C. Lobbezoo
*	Director	July 5, 2006
Gerhard H. Parker
*	Director	July 5, 2006
James T. Richardson
Director
Donald R. Van Luvanee

*By:	/s/ RAYMOND A. LINK
Raymond A. Link as attorney in fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
4.1	Indenture, dated as of May 19, 2006, between the Company and The Bank of New York Trust Company, as trustee(1)
4.2	Form of 2.875% Convertible Subordinated Note due 2013 (incorporated by reference to Annex A of Exhibit 4.1 to this Form S-3)
4.3

Registration Rights Agreement, dated as of May 19, 2006, among FEI Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Needham & Company, LLC, Thomas Weisel Partners LLC, D.A. Davidson & Co. and Merriman Curhan Ford & Co.(1)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(2)
12.1	Computation of Ratio of Earnings to Fixed Charges.(2)
23.1	Consent of Deloitte & Touche LLP, independent registered public accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(2)
24.1	Power of Attorney of certain officers and directors of FEI Company.(2)
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.(2)

(1)          Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2006.

(2)          Previously filed on June 13, 2006.